Exhibit 99.1

Quicksilver Resources Inc. Enters Confidentiality Agreement with Investor Group

Fort Worth, Texas (October 25, 2010) – Quicksilver Resources Inc. (NYSE: KWK) today announced that it has entered into a confidentiality agreement (the “Agreement”) with a group of investors consisting of members of the Darden family (the “Investor Group”).  Pursuant to the Agreement, Quicksilver Resources will make available to the Investor Group certain non-public information regarding the Company and its operations.  Under a standstill provision of the Agreement, the Investor Group has agreed that, for the next six months, it will not acquire any additional shares of Quicksilver Resources’ common stock or other equity interests in the Company without the prior approval of the transaction committee of Quicksilver Resources’ Board of Directors.  The transaction committee concurrently advised the Investor Group that it does not intend to waive certain restrictions of the Company’s Shareholder Rights Plan, as requested by the Investor Group, until it receives and evaluates a proposal from the Investor Group.  The transaction committee further advised the Investor Group that it will base its decision as to the waiver, if any, and the terms of any such waiver, on its evaluation of any such proposal.  The transaction committee believes that the confidentiality agreement described above will permit the Investor Group to submit a proposal while protecting the interests of other shareholders of the Company.

As previously announced, the Quicksilver Resources Board received a letter dated October 15, 2010, from Quicksilver Energy, L.P., an entity controlled by members of the Darden family, indicating that the Investor Group is interested in exploring strategic alternatives for Quicksilver Resources.  The Investor Group also requested an amendment to Quicksilver Resources’ Shareholder Rights Plan in order to facilitate discussions between the Investor Group and another shareholder, SPO Partners & Co., regarding a potential transaction.

A committee of independent directors of the Quicksilver Resources Board has been formed to consider any transaction that may be proposed by the Investor Group, as well as possible alternatives.  The Board continues to caution that there can be no assurance that any proposal for a transaction will be received from any source or that any transaction will be approved or consummated.

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is a natural gas and crude oil exploration and production company engaged in the development and acquisition of long-lived, unconventional natural gas reserves, including coalbed methane, shale gas, and tight sands gas in North America.  The company has U.S. offices in Fort Worth, Texas; Glen Rose, Texas and Cut Bank, Montana.  Quicksilver’s Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta.  For more information about Quicksilver Resources, visit www.qrinc.com.

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Investor & Media Contact:
Rick Buterbaugh
(817) 665-4835